(C) 2001 Giga Information Group
                                         Copyright and Material Usage Guidelines
                                         ---------------------------------------

GIGA LOGO                  NEWS RELEASE
FOR IMMEDIATE RELEASE      FOR INFORMATION CONTACT:
                           INVESTORS                  MEDIA
                           Karen Vahouny              Christina Thirkell
                           Qorvis Communications      Manager, Public Relations
                           kvahouny@qorvis.com        cthirkell@gigaweb.com
                           -------------------        1 (617) 949-4965
                           1 (703) 744-7809


                           GIGA INFORMATION GROUP
                           139 Main Street
                           Cambridge, MA 02142
                           www.gigaweb.com
                           ---------------
                           1 (617) 949-4900



                    GIGA INFORMATION GROUP REPORTS FINANCIAL
                        RESULTS FOR FIRST QUARTER OF 2001

            RESEARCH/ADVISORY REVENUES CONTINUE DOUBLE-DIGIT GROWTH;
              CEO REINFORCES PROFITABILITY EXPECTATION FOR THE YEAR

CAMBRIDGE, Mass. (April 18, 2001) -- Giga Information Group, Inc. (OTC BB: GIGX) today announced its financial results for the quarter ended March 31, 2001. Giga reported an 80% drop in its operating loss, from $2.1 million in the first quarter of 2000 to $413,000 in this year's comparable quarter, and an 81% reduction in its net loss, from $2.5 million, or $0.24 per share, to $465,000, or $0.04 per share, over the same period. Overall revenues increased from $16.8 million in the first quarter of 2000 to $17.5 million in the same quarter of this year, with research, advisory and consulting revenues growing 11% -- from $14.9 million to $16.5 million -- over the same period.

Continued cost and expense reductions, combined with higher revenues, resulted in the improvement in both operating loss and net loss for the quarter. Cost of services as a percentage of revenues dropped from 43% in the first quarter of 2000 to 41% in the same quarter of 2001, with sales and marketing expenses decreasing from 46% of revenues to 43% of revenues over the same period.

According to Robert Weiler, chairman and chief executive officer of Giga Information Group, "Although I am disappointed that we didn't meet our goal of profitability this quarter, the fact that our research and advisory revenues grew 11% is especially strong in relation to the competition and in light of the economy. In addition, the fact that we added about $3 million in net new business to our existing subscription base demonstrates that Giga's orientation toward tactical, decision-oriented research is resonating with customers. Clearly, this gives us a strong foundation for meeting our profitability target for the year."

Giga plans to hold its previously announced investor conference call at 11 a.m. Eastern Daylight Time on Thursday, April 19, 2001, to review the financial performance for the first quarter of 2001, as well as the future outlook. The investor call will be accessible via webcast; click on the investor information section of the company's web site (www.gigaweb.com).

FIRST QUARTER HIGHLIGHTS

o Promoting Jean-Michel Six, Ph.D. to senior vice president of worldwide sales and marketing. This new position integrates sales, marketing, customer relations and distribution on a global basis and capitalizes on the opportunities in Europe, Latin America, and the Asia/Pacific markets.

o Announcing an agreement with IBM Global Services Japan for Giga's Web Site ScoreCard(TM) to be included with their eBusiness solutions offering.

o More than doubling the average number of customer log-ins to GigaWeb from about 93,000 during the first quarter of 2000 to over 200,000 during the first quarter of this year.

o Achieving a client retention rate of 86% compared to 84% in the same quarter of last year.


Giga also reported that its revenue run rate at March 31, 2001, was $77.7 million versus $68.3 million at the end of the first quarter of last year, representing a 14% increase. Giga has defined revenue run rate as its Annualized Value plus the previous 12 months' revenues from services not included in Annualized Value, primarily events and Web Site ScoreCard. Annualized Value is the cumulative annualized subscription value of Giga's advisory services and ePractices contracts in effect at any given point in time.



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

FUTURE OUTLOOK

According to Weiler, "Given the economic climate and the resulting pressure on our clients' IT budgets, I believe we can achieve revenue growth of 15% and net income for the year of between $0.04 and $0.08 per share on a fully diluted basis. Because of the expenses associated with our GigaWorld and GigaWorld Europe events in the second quarter, we're targeting between a slight loss to break-even profitability in that quarter, and net profitability in both the third and fourth quarters."

Weiler adds, "The combination of a run rate now approaching a healthy $80 million and a growing view from clients that our research is the best in the industry has attracted a greater number of Fortune 1000 customers. The new services added last year and planned for this year should continue to build our reputation and enhance our cross-selling opportunities. International opportunities are dramatic, and we're building a robust international direct sales and reseller network in Europe, South America and Asia/Pacific.

"We have stayed on course this past year in our focus and our position: research/advisory services versus consulting, and tactical, decision-oriented research aimed at CIOs/CTOs versus broad, thematic research," he notes. "We have an effective business model in place, and we're demonstrating that we can manage through this economic downturn. Our Giga team has remained resolute in our ongoing cost/expense reductions and our single-minded view toward profitability."

Giga's future outlook is based on current expectations and is being provided so that Giga can discuss its future outlook during its upcoming investor conference call and with investors, potential investors, the media, financial analysts and others. The statements are subject to the paragraph at the end of this press release and assume that none of the factors mentioned in that paragraph will have a negative impact on expected results.

ABOUT GIGA INFORMATION GROUP

Giga Information Group provides practical objective research, advice and continuous coaching on technology for e-Business. Giga's integrated suite of offerings helps clients make strategic decisions about the technologies, people and processes needed to excel in the new digital economy. Emphasizing close interaction between analysts and clients, Giga delivers support with the speed and scope necessary for e-Business.



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

Giga began providing services in April 1996 and now has a global client base encompassing more than 1,300 organizations. Its enterprise clients include companies that use, sell and invest in technology.

Headquartered in Cambridge, Massachusetts, Giga has 15 other offices covering the Americas and Europe. Giga is also represented by distributors in other areas of the world. The Company's Web site can be accessed at http://www.gigaweb.com/. The Company's logo with the name Giga Information Group is a registered trademark of Giga Information Group, Inc.

                                     # # #

================================================================================

                           FORWARD LOOKING STATEMENTS

Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect Giga's current expectations concerning future events and results. Giga generally uses the words "believes", "expects", "intends", "plans", "anticipates", "likely", "will" and similar expressions to identify forward-looking statements. Such forward looking statements, including those concerning Giga's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond Giga's control, which may cause Giga's actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. In evaluating such statements as well as the future prospects of Giga, specific consideration should be given to various factors including the following: Giga's prior history of losses; Giga's need to attract and retain qualified personnel; Giga's dependence on sales of subscription-based services; Giga's ability to achieve and sustain high renewal rates; Giga's ability to manage and sustain growth; Giga's future capital needs and the risks of working capital deficiency; Giga's dependence on key personnel; competition from other companies including those with greater resources than Giga; the risks associated with the development of new services and products; the potential for significant fluctuations in quarterly operating results; continued market acceptance of and demand for Giga services; uncertainties relating to proprietary rights; Giga's dependence on the Internet infrastructure; the risk of system failure; the risks related to content; the risks associated with international operations; and other risks as detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements as a result of new information, unanticipated events, or otherwise.

                    *****************************************





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

Giga Information Group, Inc.

CONSOLIDATED OPERATING RESULTS
(in thousands, except share and                      Quarter Ended March 31,
      per share data)                            ------------------------------
                                                          (unaudited)
                                                     2001              2000
                                                 ------------      ------------
Revenues:
    Research, advisory and consulting            $     16,472      $     14,877
    Other, principally events                             998             1,962
                                                 ------------      ------------
       Total revenues                                  17,470            16,839
                                                 ------------      ------------

Costs and expenses:
    Cost of services                                    7,132             7,229
    Sales and marketing                                 7,568             7,739
    Research and development                              216               646
    General and administrative                          2,119             2,692
    Depreciation and amortization                         848               645
                                                 ------------      ------------
       Total costs and expenses                        17,883            18,951
                                                 ------------      ------------

Loss from operations                                     (413)           (2,112)
                                                 ------------      ------------

Interest income                                            30               107
Interest expense                                           18                23
Foreign exchange loss                                     (84)             (463)
                                                 ------------      ------------

Loss from operations before income taxes                 (485)           (2,491)
Income tax benefit                                        (20)              (27)
                                                 ------------      ------------

Net loss                                         $       (465)     $     (2,464)
                                                 ============      ============

Results per common share:
    Historical - basic and diluted:

       Net loss                                  $      (0.04)     $      (0.24)
                                                 ============      ============

Weighted average number of shares                  10,482,925        10,106,752
                                                 ============      ============

CONDENSED CONSOLIDATED BALANCE SHEET DATA
    (in thousands, except share data)                                March 31,           December 31,
                                                                       2001                  2000
                                                                 ----------------       --------------
                                                                   (unaudited)
Assets
    Cash and cash equivalents                                           $ 1,360               $ 1,640
    Restricted cash                                                         663                   620
    Accounts receivable, net                                             16,638                21,800
    Total current assets                                                 31,066                36,578
    Property and equipment, net                                           7,177                 6,375
    Total assets                                                         39,533                44,284

Liabilities and Stockholders' Deficit
    Deferred revenues                                                  $ 39,211              $ 39,234
    Debt, current portion                                                   307                 1,489
    Total current liabilities                                            49,477                54,729
    Total liabilities                                                    51,350                55,826
    Total stockholders' deficit                                         (11,817)              (11,542)
    Total liabilities and stockholders' deficit                          39,533                44,284

Common stock issued and outstanding                                  10,492,562            10,464,741


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